Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the use of our report (and to all references to our Firm), as it relates to Interstate Power Company, included in or made part of this registration statement.


/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
February 12, 2001